Rand Logistics, Inc.

RAND LOGISTICS REPORTS FIRST QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

Vessel Margin Per Day Up Nearly 10% Year-Over-Year

Market Demand Strongest Since 2008

Company Reaffirms $34-$36 Million Operating Income Plus Depreciation and Amortization Guidance*

New York, NY – August 15, 2011 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operating results for its fiscal year 2012 first quarter ended June 30, 2011.

Quarter Ended June 30, 2011 Financial Highlights
Versus Quarter Ended June 30, 2010
•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $30.7 million, an increase of 8.1% from $28.4 million. The increase in marine freight revenue was attributable to a 4.1% increase in the number of days sailed, contractual price increases, new business and an increase in the average size of our vessels operating due to our February 2011 acquisition of two vessels. The increase in revenues was somewhat offset by inefficiencies in matching fleet configurations with trade patterns as a result of the late sailing of several of our vessels due to delays in completing winter work, and the Michipicoten being out of service for 61 days in the quarter ended June 30, 2011 due to its repowering.

•	Marine freight revenue per sailing day increased by $1,054, or 3.8%, to $28,821.

•
Vessel operating expenses per sailing day increased by $3,736, or 16.2%, to $26,832. This increase was primarily attributable to higher fuel costs, which the Company contractually passes through to customers, and a stronger Canadian dollar.

•
Winter repairs and maintenance expenses equaled approximately $0.8 million in the three month period ended June 30, 2011 compared to a negligible amount in the three month period ended June 30, 2010 due to the timing of completing winter work.

•	Operating income plus depreciation and amortization increased 10.4% to $9.7 million for the quarter compared to $8.8 million for the comparable quarter last year.

Management Comments

Scott Bravener, President of Lower Lakes stated, “We are pleased with our first quarter results. Our customer demand is the best that it has been since 2008. We are fully booked for the remainder of the sailing season and based on current market demand we expect to again operate certain of our vessels into January.”

*Assuming a full sailing season of the Michipicoten

“Several vessels experienced start up delays during the quarter ended June 2011 due to winter repair work not being completed on schedule. This resulted in 42 lost sailing days in April 2011, in addition to 30 lost days related to the Michipicoten repowering. These lost sailing days caused inefficiencies in matching fleet configuration with trade patterns. In addition, the late sailings resulted in approximately $0.8 million of winter repairs and maintenance expenses in the three month period ended June 30, 2011 compared to a negligible amount in the three month period ended June 30, 2010.”

“The Michipicoten repowering project, which began in December 2010, was successfully completed in May 2011. The benefits of the conversion include increased revenues from higher speeds and lower costs from reduced fuel consumption, labor efficiencies and reduced maintenance and other operating expenses. This was our last steam powered vessel to be converted to diesel power and we believe that our fleet has among the newest and most efficient propulsion systems on the Great Lakes. Since introducing the vessel back into service, we have been satisfied with both its financial and operating results. Additionally, the vessels which we acquired in February 2011 are performing well and we believe that there is an opportunity for these vessels to exceed the performance expectations that the transaction was based on. Finally, our newly acquired vessel, the Manitoba, formerly known as the Maritime Trader, went into service on August 6, 2011 and is already helping to balance our capacity and customer demand more effectively.”

Outlook
Laurence S. Levy, Chairman and CEO of Rand, commented, “We continue to believe that the long term fundamentals of our business and the end markets that we serve remain strong.  Our outlook for fiscal year 2012 remains positive given the contractual nature of our business which is providing excellent visibility for the remainder of the sailing season, the high barriers to entry into our markets and our financial performance to date. We have now completed half of the 2011 sailing season, which typically accounts for approximately two-thirds of our annual operating income plus depreciation and amortization. Based on results to date, we are reaffirming our guidance that assuming a full sailing season of the Michipicoten, operating income plus depreciation and amortization will be between $34 and $36 million and that free cash flow per common share will be between $1.15 and $1.30.”

“Over the next 24 months, we remain highly confident that we will have the opportunity to accelerate our free cash flow growth as we improve the profitability of our fleet through existing contractual price increases and by better aligning our assets to the trade patterns that they are best suited for. Continued improvement in vessel utilization resulting from increased customer demand reinforces our confidence in a positive future for Rand, our customers, employees and shareholders.”

Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended	Three months ended
	June 30, 2011	June 30, 2010
Revenue
Freight and related revenue	$30,694	$28,406
Fuel and other surcharges	11,332	6,364
Outside voyage charter revenue	310	2,038
	42,336	36,808
Expenses
Outside voyage charter fees	307	2,031
Vessel operating expenses	28,576	23,627
Repairs and maintenance	826	44
General and administrative	2,976	2,351
Depreciation and amortization of drydock costs and intangibles	3,867	2,765
Gain on foreign exchange	(31)	(14)
	36,521	30,804
Operating Income	5,815	6,004

Net income applicable to common stockholders	$2,669	$2,908
Net income per share – basic	$0.18	$0.22
Net income per share – diluted	$0.18	$0.22

Management will host a conference call to discuss the results at 8:30 a.m. ET on Monday, August 15, 2011. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 89218480. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through October 15, 2011. Dial 800-642-1687 (706-645-9291 for international callers), Conference ID# 89218480, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of twelve self-unloading bulk carriers, including three integrated tug/barge units, and three conventional bulk carriers. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended	Three months ended
	June 30, 2011	June 30, 2010
REVENUE
Freight and related revenue	$30,694	$28,406
Fuel and other surcharges	11,332	6,364
Outside voyage charter revenue	310	2,038
TOTAL REVENUE	42,336	36,808

EXPENSES
Outside voyage charter fees	307	2,031
Vessel operating expenses	28,576	23,627
Repairs and maintenance	826	44
General and administrative	2,976	2,351
Depreciation	2,791	1,784
Amortization of drydock costs	739	690
Amortization of intangibles	337	291
Gain on foreign exchange	(31)	(14)
	36,521	30,804
OPERATING INCOME	5,815	6,004

OTHER (INCOME) AND EXPENSES
Interest expense	2,001	1,289
Interest income	(1)	(16)
(Gain) loss on interest rate swap contracts	(45)	299
	1,955	1,572

INCOME BEFORE INCOME TAXES	3,860	4,432
PROVISION FOR INCOME TAXES
Current	57	76
Deferred	474	907
	531	983
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	3,329	3,449
PREFERRED STOCK DIVIDENDS	660	541
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$2,669	$2,908

Net income per share basic	$0.18	$0.22
Net income per share diluted	$0.18	$0.22
Weighted average shares basic	14,858,952	13,442,597
Weighted average shares diluted	14,858,952	15,861,952

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000’s except for Shares and Per Share data)

	June 30,	March 31,
	2011	2011
ASSETS
CURRENT
Cash and cash equivalents	$4,762	$4,508
Accounts receivable	25,000	6,991
Prepaid expenses and other current assets	5,594	4,474
Income taxes receivable	10	49
Deferred income taxes	41	161
Total current assets	35,407	16,183

PROPERTY AND EQUIPMENT, NET	166,378	166,692
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	693	363
DEFERRED DRYDOCK COSTS, NET	6,136	6,523
INTANGIBLE ASSETS, NET	16,754	15,306
GOODWILL	10,193	10,193

Total assets	$235,811	$215,510
LIABILITIES
CURRENT
Bank indebtedness	$22,058	$-
Accounts payable	13,266	12,386
Accrued liabilities	16,654	22,218
Interest rate swap contracts	1,854	1,895
Deferred income taxes	638	603
Subordinated note	1,482	1,482
Current portion of deferred payment liability	377	382
Current portion of long-term debt	7,967	7,178
Total current liabilities	64,296	46,144
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	2,423	2,507
LONG-TERM DEBT	103,313	104,993
OTHER LIABILITIES	238	238
DEFERRED INCOME TAXES	3,668	3,299

Total liabilities	173,938	157,181
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 14,868,121 shares
Additional paid-in capital	72,272	71,503
Accumulated deficit	(27,997)	(30,666)
Accumulated other comprehensive income	2,697	2,591

Total stockholders’ equity	61,873	58,329

Total liabilities and stockholders’ equity	$235,811	$215,510

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